Exhibit 99.1

Proofpoint Announces Strong Third Quarter 2015 Financial Results

•                       Total revenue of $69.1 million, up 37% year-over-year

•                       Billings of $85.0 million, up 37% year-over-year

•                       Generated positive adjusted EBITDA of $2.4 million

•                       GAAP EPS loss of $0.71; Non-GAAP EPS loss of $0.06

•                       Generated record free cash flow of $16.2 million or 23% of total revenue

•                       Increasing FY15 revenue and billings guidance

SUNNYVALE, Calif., — October 21, 2015 — Proofpoint, Inc. (NASDAQ: PFPT), a leading next-generation security and compliance company, today announced financial results for the third quarter ended September 30, 2015.

“Our strong third quarter results reflect Proofpoint’s ongoing high competitive win rates, traction with new products along with robust add-on and renewal activity,” stated Gary Steele, chief executive officer of Proofpoint.  “Our ability to exceed expectations in billings, revenue and profitability during the quarter highlights the ongoing demand for our advanced threat solutions as enterprises continue to struggle with the broader threat landscape.  Given our proven capability in handling current advanced security threats, Proofpoint remains well positioned to maintain momentum for the remainder of the year and into 2016.”

Third Quarter 2015 Financial Highlights

•                  Revenue: Total revenue for the third quarter of 2015 was $69.1 million, an increase of 37% compared to $50.3 million in the prior-year period.

•                  Billings: Total billings were $85.0 million for the third quarter of 2015, an increase of 37% compared to $62.1 million in the third quarter of 2014.  The company defines billings, a non-GAAP financial measure, as revenue recognized during the period plus the change in deferred revenue from the beginning to the end of the period.

•                  Gross Profit: GAAP gross profit for the third quarter of 2015 was $48.1 million compared to $33.0 million for the third quarter of 2014.  Non-GAAP gross profit for the quarter was $51.7 million compared to $35.0 million in the year ago period.  GAAP gross margin for the third quarter of 2015 was 70% compared to 66% for the third quarter of 2014. Non-GAAP gross margin was 75% for the third quarter of 2015, compared to 70% for the same period last year.

•                  Operating Loss: GAAP operating loss for the third quarter of 2015 was $21.9 million compared to a loss of $13.2 million during the third quarter last year.  Non-GAAP operating loss for the third quarter of 2015 was $0.9 million compared to a loss of $2.2 million for the same period last year.

•                  Net Loss: GAAP net loss for the third quarter of 2015 was $28.4 million or $0.71 per share based on 40.1 million weighted average shares outstanding.  This compares to a GAAP net loss of $17.3 million or $0.46 per share based on 37.6 million weighted average shares outstanding in the prior-year period.

Non-GAAP net loss for the third quarter of 2015 was $2.5 million or $0.06 per share based on 40.1 million weighted average shares outstanding.  This compares to a non-GAAP net loss of $4.2 million or $0.11 per share based on 37.6 million weighted average shares outstanding during the same period last year.

•                  Adjusted EBITDA: Adjusted EBITDA for the third quarter of 2015 was a $2.4 million compared to $0.3 million for the third quarter of 2014.

•                  Cash and Cash Flow: As of September 30, 2015, Proofpoint had cash, cash equivalents and short term investments of $416.4 million, an increase of $5.7 million from the end of the prior quarter primarily due to the generation of free cash flow which was partially offset by cash used for an acquisition during the quarter.

The company generated $23.9 million in net cash from operations for the third quarter of 2015 compared to $8.6 million during the third quarter of 2014. The company generated $16.2 million in free cash flow for the quarter compared to $4.3 million during the same period last year.

“Our strong third quarter results were highlighted by our ability to exceed expectations from a billings, revenue, and profitability perspective,” stated Paul Auvil, chief financial officer of Proofpoint.  “During the quarter, we were particularly pleased with our ability to generate record free cash flow while at the same time driving top line growth.”

A reconciliation of GAAP to non-GAAP financial measures has been provided in the financial tables included in this press release.  An explanation of these measures and how they are calculated are also included below under the heading “Non-GAAP Financial Measures.”

Third Quarter and Recent Business Highlights:

•                  Unveiled Targeted Attack Protection Mobile Defense which provides security teams with the ability to stop malicious Android and iOS mobile apps before they compromise sensitive data.

•                  Announced Targeted Attack Protection Social Discover which provides IT administrators with immediate visibility into the social media accounts linked to their organizations and the ability to persistently monitor for spam, phishing, malware, bad actors and fraud.

•                  Announced the latest version of Proofpoint Essentials™ which adds social media protection, email attachment defense and automated email encryption.

Financial Outlook

As of October 21, 2015 Proofpoint is providing guidance for its fourth quarter and increasing full year 2015 guidance as follows:

•                  Fourth Quarter 2015 Guidance: Total revenue is expected to be in the range of $72.5 million to $73.5 million.  Billings are expected to be in the range of $90.0 million to $92.0 million.  Adjusted EBITDA is expected to be in the range of $0.3 million to $0.5 million.  Non-GAAP EPS loss is expected to be in the range of $0.12 to $0.11 based on approximately 40.6 million weighted average shares outstanding.

•                  Full Year 2015 Guidance: Total revenue is expected to be in the range of $263.0 million to $264.0 million.  Billings are expected to be in the range of $316.8 million to $318.8 million.  Adjusted EBITDA is expected to be in the range of $4.3 million to $4.5 million.  Non-GAAP EPS loss is expected to be in the range of $0.36 to $0.35 based on approximately 39.8 million weighted average shares outstanding.  Free cash flow, defined as operating cash flow less capital expenditures, is expected to be approximately $19.0 million, which assumes capital expenditures of $25.0 million to $26.0 million for the full year.

Quarterly Conference Call

Proofpoint will host a conference call today at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time) to review the company’s financial results for the third quarter ended September 30, 2015.  To access this call, dial (800) 967-7134 for the U.S. or Canada and (719) 457-2634 for international callers with conference ID #801077.  A live webcast of the conference call will be accessible from the Investors section of Proofpoint’s website at investors.proofpoint.com, and a recording will be archived and accessible at investors.proofpoint.com.  An audio replay of this conference call will also be available through November 4, 2015, by dialing (877) 870-5176 for the U.S. or Canada or (858) 384-5517 for international callers, and entering passcode #801077.

About Proofpoint, Inc.

Proofpoint, Inc. (NASDAQ:PFPT) is a leading next-generation security and compliance company that provides cloud-based solutions for comprehensive threat protection, incident response, secure communications, social media security, compliance, archiving and governance. Organizations around the world depend on Proofpoint’s expertise, patented technologies and on-demand delivery system. Proofpoint protects against phishing, malware and spam, while safeguarding privacy, encrypting sensitive information, and archiving and governing messages and critical enterprise information. More information is available at www.proofpoint.com.

Proofpoint is a trademark or registered trademark of Proofpoint, Inc. in the U.S. and other countries. All other trademarks contained herein are the property of their respective owners.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties. These forward-looking statements include statements regarding momentum in the company’s business, market position, future growth, market share and future financial results. It is possible that future circumstances might differ from the assumptions on which such statements are based. Important factors that could cause results to differ materially from the statements herein include: failure to maintain or increase renewals and increased business from existing customers and failure to generate increased business through existing or new channel partner relationships; uncertainties related to continued success in sales growth and market share gains; failure to convert sales opportunities into definitive customer agreements; risks associated with successful implementation of multiple integrated software products and other product functionality; competition, particularly from larger companies with more resources than Proofpoint; risks related to new target markets, new product introductions and innovation and market acceptance thereof; the ability to attract and retain key personnel; changes in strategy; risks associated with management of growth; lengthy sales and implementation cycles, particularly in larger organizations; the time it takes new sales personnel to become fully productive; unforeseen delays in developing new technologies and the uncertain market acceptance of new products or features; technological changes that make Proofpoint’s products and services less competitive; security breaches, which could affect our brand; the impact of changes in foreign currency exchange rates; the effect of general economic conditions, including as a result of specific economic risks in different geographies and among different industries; risks related to integrating the employees, customers and technologies of acquired businesses; assumption of unknown liabilities from acquisitions; ability to retain customers of acquired entities; and the other risk factors set forth from time to time in our filings with the SEC, including our Quarterly Report on Form 10-Q for the quarter ended June 30, 2015, and the other reports we file with the SEC, copies of which are available free of charge at the SEC’s website at www.sec.gov or upon request from our investor relations department.  All forward-looking statements herein reflect our opinions only as of the date of this release, and Proofpoint undertakes no obligation, and expressly disclaims any obligation, to update forward-looking statements herein in light of new information or future events.

Non-GAAP Financial Measures

We have provided in this release financial information that has not been prepared in accordance with GAAP. We use these non-GAAP financial measures internally in analyzing our financial results and believe they are useful to investors, as a supplement to GAAP measures, in evaluating our ongoing operational performance. We believe that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing our financial results with other companies in our industry, many of which present similar non-GAAP financial measures to investors.

Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures below. As previously mentioned, a reconciliation of our non-GAAP financial measures to their most directly comparable GAAP measures has been provided in the financial statement tables included below in this press release.

Non-GAAP gross profit and gross margin. We define non-GAAP gross profit as GAAP gross profit, less stock-based compensation expense and the amortization of intangibles associated with acquisitions. We define non-GAAP gross margin as non-GAAP gross profit divided by GAAP revenue. We consider these non-GAAP financial measures to be useful metrics for management and investors because they exclude the effect of stock-based compensation expense and the amortization of intangibles associated with acquisitions so that our management and investors can compare our recurring core business operating results over multiple periods. There are a number of limitations related to the use of non-GAAP gross profit and non-GAAP gross margin versus gross profit and gross margin, in each case, calculated in accordance with GAAP. For example, stock-based compensation has been and will continue to be for the foreseeable future a significant recurring expense in our business. Stock-based compensation is an important part of our employees’ compensation and impacts their performance. In addition, the components of the costs that we exclude in our calculation of non-GAAP gross profit and non-GAAP gross margin may differ from the components that our peer companies exclude when they report their non-GAAP results.  Management compensates for these limitations by providing specific information regarding the GAAP amounts excluded from non-GAAP gross profit and non-GAAP gross margin and evaluating non-GAAP gross profit and non-GAAP gross margin together with gross profit and gross margin calculated in accordance with GAAP.

Non-GAAP operating loss. We define non-GAAP operating loss as operating loss less stock-based compensation expense and the amortization of intangibles and costs associated with acquisitions and litigation. We consider this non-GAAP financial measure to be a useful metric for management and investors because they exclude the effect of stock-based compensation expense and the amortization of intangibles and costs associated with acquisitions and litigation so that our management and investors can compare our recurring core business operating results over multiple periods. There are a number of limitations related to the use of non-GAAP operating loss versus operating loss calculated in accordance with GAAP. For example, as noted above, non-GAAP operating loss excludes stock-based compensation expense. In addition, the components of the costs that we exclude in our calculation of non-GAAP operating loss may differ from the components that our peer companies exclude when they report their non-GAAP results of operations. Management compensates for these limitations by providing specific information regarding the GAAP amounts excluded from non-GAAP operating loss and evaluating non-GAAP operating loss together with operating loss calculated in accordance with GAAP.

Non-GAAP net loss. We define non-GAAP net loss as net loss less stock-based compensation expense and the amortization of intangibles and costs associated with acquisitions and litigation, and non-cash interest expense related to the convertible debt discount and non-recurring issuance costs for the convertible debt offering. We consider this non-GAAP financial measure to be a useful metric for management and investors for the same reasons that we use non-GAAP operating loss. However, in order to provide a complete picture of our recurring core business operating results, we also exclude from non-GAAP net loss the tax effects associated with stock-based compensation and the amortization of intangibles and costs associated with acquisitions and litigation, and non-cash interest expense related to the convertible debt discount and non-recurring issuance costs for the convertible debt offering. We used an 11 percent effective tax rate to calculate non-GAAP net loss for the third quarter of 2015 and 5 percent for the third quarter of 2014. We believe that a 6-10% effective tax rate range is a reasonable estimate of the near-term normalized tax rate under our current global operating structure. The same limitations described above regarding our use of non-GAAP operating loss also apply to our use of non-GAAP net loss.

Billings. We define billings as revenue recognized plus the change in deferred revenue from the beginning to the end of the period, but excluding additions to deferred revenue from acquisitions. We consider billings to be a useful metric for management and investors because billings drive deferred revenue, which is an important indicator of the health and visibility of our business, and has historically represented a majority of the quarterly revenue that we recognize. There are a number of limitations related to the use of billings versus revenue calculated in accordance with GAAP. Billings include amounts that have not yet been recognized as revenue, but exclude additions to deferred revenue from acquisitions. We may also calculate billings in a manner that is different from other companies that report similar financial measures. Management compensates for these limitations by providing specific information regarding GAAP revenue and evaluating billings together with revenues calculated in accordance with GAAP.

Adjusted EBITDA. We define adjusted EBITDA as net loss, adjusted to exclude: depreciation, amortization of intangibles, interest income (expense), net, provision for income taxes, stock-based compensation, acquisition- and litigation-related expense, other income (expense), net. We believe that the use of adjusted EBITDA is useful to investors and other users of our financial statements in evaluating our operating performance because it provides them with an additional tool to compare business performance across companies and across periods. We use adjusted EBITDA in conjunction with traditional GAAP operating performance measures as part of our overall assessment of our performance, for planning purposes, including the preparation of our annual operating budget, to evaluate the effectiveness of our business strategies and to communicate with our board of directors concerning our financial performance. We do not place undue reliance on adjusted EBITDA as our only measure of operating performance. Adjusted EBITDA should not be considered as a substitute for other measures of financial performance reported in accordance with GAAP. There are limitations to using this non-GAAP financial measure, including that other companies may calculate this measure differently than we do, that it does not reflect our capital expenditures or future requirements for capital expenditures and that it does not reflect changes in, or cash requirements for, our working capital.

Free cash flow. We define free cash flow as net cash provided by operating activities minus capital expenditures. We consider free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business that, after the acquisition of property and equipment, can be used for strategic opportunities, including investing in our business, making strategic acquisitions, and strengthening the balance sheet. Analysis of free cash flow facilitates management’s comparisons of our operating results to competitors’ operating results. A limitation of using free cash flow versus the GAAP measure of net cash provided by operating activities as a means for evaluating our company is that free cash flow does not represent the total increase or decrease in the cash balance from operations for the period because it excludes cash used for capital expenditures during the period. Management compensates for this limitation by providing information about our capital expenditures on the face of the cash flow statement and in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources” section of our quarterly and annual reports filed with the SEC.

Proofpoint, Inc.

Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Revenue:
Subscription	$67,223	$48,506	$184,857	$134,757
Hardware and services	1,926	1,805	5,601	4,656
Total revenue	69,149	50,311	190,458	139,413
Cost of revenue:(1)(2)
Subscription	18,209	14,300	51,372	38,295
Hardware and services	2,845	2,964	8,794	7,941
Total cost of revenue	21,054	17,264	60,166	46,236
Gross profit	48,095	33,047	130,292	93,177
Operating expense:(1)(2)
Research and development	20,000	13,454	54,367	37,700
Sales and marketing	40,070	25,662	110,999	72,660
General and administrative	9,961	7,133	25,789	19,485
Total operating expense	70,031	46,249	191,155	129,845
Operating loss	(21,936)	(13,202)	(60,863)	(36,668)
Interest expense	(5,903)	(2,814)	(12,088)	(8,385)
Other expense, net	(375)	(1,180)	(1,635)	(1,372)
Loss before provision for income taxes	(28,214)	(17,196)	(74,586)	(46,425)
Provision for income taxes	(219)	(149)	(493)	(440)
Net loss	$(28,433)	$(17,345)	$(75,079)	$(46,865)
Net loss per share, basic and diluted	$(0.71)	$(0.46)	$(1.90)	$(1.26)
Weighted average shares outstanding, basic and diluted	40,072	37,554	39,536	37,082

(1) Includes stock-based compensation expense as follows:
Cost of subscription revenue	$1,357	$715	$3,620	$1,638
Cost of hardware and services revenue	270	158	774	431
Research and development	5,862	2,999	15,562	7,483
Sales and marketing	5,469	2,658	15,495	7,163
General and administrative	3,238	1,966	8,406	5,082
Total stock-based compensation expense	$16,196	$8,496	$43,857	$21,797
(2) Includes intangible amortization expense as follows:
Cost of subscription revenue	$1,945	$1,110	$4,914	$2,913
Research and development	23	23	69	70
Sales and marketing	1,242	1,105	3,839	3,302
General and administrative	—	12	12	34
Total intangible amortization expense	$3,210	$2,250	$8,834	$6,319

Proofpoint, Inc.

Consolidated Balance Sheets

(In thousands, except per share amounts)

(Unaudited)

	September 30,	December 31,
	2015	2014
Assets
Current assets:
Cash and cash equivalents	$368,171	$180,337
Short-term investments	48,199	34,649
Accounts receivable, net	38,397	40,912
Inventory	838	499
Deferred product costs	2,324	1,847
Prepaid expenses and other current assets	9,055	7,994
Total current assets	466,984	266,238
Property and equipment, net	30,355	18,718
Deferred product costs	308	307
Goodwill	127,701	107,504
Intangible assets, net	38,052	27,086
Other assets	3,912	4,163
Total assets	$667,312	$424,016
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$9,405	$9,249
Accrued liabilities	33,540	24,220
Equipment loans and capital lease obligations	28	695
Deferred rent	461	569
Deferred revenue	160,897	123,550
Total current liabilities	204,331	158,283
Convertible senior notes	340,677	161,396
Long-term capital lease obligations	124	—
Long-term deferred rent	1,904	2,099
Other long term liabilities	5,131	6,640
Long-term deferred revenue	38,859	39,125
Total liabilities	591,026	367,543
Stockholders’ equity
Common stock, $0.0001 par value; 200,000 shares authorized at September 30, 2015 and December 31, 2014; 40,322 and 38,665 shares issued and outstanding at September 30, 2015 and December 31, 2014, respectively	4	4
Additional paid-in capital	425,616	330,744
Accumulated other comprehensive loss	(7)	(27)
Accumulated deficit	(349,327)	(274,248)
Total stockholders’ equity	76,286	56,473
Total liabilities and stockholders’ equity	$667,312	$424,016

Proofpoint, Inc.

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Cash flows from operating activities
Net loss	$(28,433)	$(17,345)	$(75,079)	$(46,865)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	6,513	4,734	17,940	12,839
Loss on disposal of property and equipment	9	—	124	—
Amortization of investment premiums, net of accretion of purchase discounts	(115)	115	91	130
Provision for allowance for doubtful accounts	(6)	96	(258)	91
Stock-based compensation	16,196	8,496	43,857	21,797
Deferred income taxes	212	74	356	4
Change in fair value of contingent earn-outs	—	—	—	5
Amortization of debt issuance costs and accretion of debt discount	4,949	2,203	9,911	6,519
Changes in assets and liabilities:
Accounts receivable	5,907	(6,613)	3,893	(6,660)
Inventory	(403)	13	(339)	(470)
Deferred products costs	(137)	221	(478)	(774)
Prepaid expenses	(1,228)	105	(2,010)	(1,356)
Other current assets	38	(590)	623	(1,355)
Noncurrent assets	(64)	40	45	(38)
Accounts payable	(2,998)	(765)	(2,173)	(1,227)
Accrued liabilities	7,789	5,492	4,934	2,116
Earn-out payment	—	(8)	—	(13)
Deferred rent	(108)	557	(329)	1,680
Deferred revenue	15,815	11,821	36,381	19,401
Net cash provided by operating activities	23,936	8,646	37,489	5,824
Cash flows from investing activities
Proceeds from sales and maturities of short-term investments	8,500	—	34,459	8,000
Purchase of short-term investments	(48,078)	(37,805)	(48,078)	(37,805)
Purchase of property and equipment	(7,700)	(4,372)	(18,127)	(10,395)
Acquisitions of business, net of cash acquired	(8,430)	719	(40,054)	(22,035)
Net cash used in investing activities	(55,708)	(41,458)	(71,800)	(62,235)
Cash flows from financing activities
Proceeds from issuance of common stock	2,205	3,069	11,881	11,740
Withholding taxes related to restricted stock net share settlement	(4,029)	(1,087)	(12,456)	(1,839)
Payments of debt issuance costs	(371)	—	(371)	(191)
Proceeds from issuance of convertible senior notes	—	—	223,790	—
Repayments of equipment loans and capital lease obligations	(6)	(415)	(699)	(1,240)
Holdback payments for prior acquisitions	—	(741)	—	(741)
Earn-out payment	—	(242)	—	(487)
Net cash provided by (used in) financing activities	(2,201)	584	222,145	7,242
Net increase (decrease) in cash and cash equivalents	(33,973)	(32,228)	187,834	(49,169)
Cash and cash equivalents
Beginning of period	402,144	226,845	180,337	243,786
End of period	$368,171	$194,617	$368,171	$194,617

Reconciliation of Non-GAAP Measures

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014

GAAP gross profit	$48,095	$33,047	$130,292	$93,177
GAAP gross margin	70%	66%	68%	67%
Plus:
Stock-based compensation expense	1,627	873	4,394	2,069
Intangible amortization expense	1,945	1,110	4,914	2,913
Non-GAAP gross profit	51,667	35,030	139,600	98,159
Non-GAAP gross margin	75%	70%	73%	70%

GAAP operating loss	(21,936)	(13,202)	(60,863)	(36,668)
Plus:
Stock-based compensation expense	16,196	8,496	43,857	21,797
Intangible amortization expense	3,210	2,250	8,834	6,319
Acquisition-related expenses	190	21	551	379
Litigation-related expenses	1,404	209	2,532	661
Non-GAAP operating loss	(936)	(2,226)	(5,089)	(7,512)

GAAP net loss	(28,433)	(17,345)	(75,079)	(46,865)
Plus:
Stock-based compensation expense	16,196	8,496	43,857	21,797
Intangible amortization expense	3,210	2,250	8,834	6,319
Acquisition-related expenses	190	21	551	379
Litigation-related expenses	1,404	209	2,532	661
Interest expense - debt discount and issuance costs	4,949	2,203	9,911	6,519
Income tax benefit	(24)	(64)	(111)	(209)
Non-GAAP net loss	(2,508)	(4,230)	(9,505)	(11,399)

Shares used in computing non-GAAP net loss per share, basic and diluted	40,072	37,554	39,536	37,082

Non-GAAP net loss, basic and diluted	$(0.06)	$(0.11)	$(0.24)	$(0.31)

Reconciliation of Net Loss to Adjusted EBITDA

(In thousands)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014

Net loss	$(28,433)	$(17,345)	$(75,079)	$(46,865)
Depreciation	3,303	2,484	9,106	6,520
Amortization of intangible assets	3,210	2,250	8,834	6,319
Interest expense	5,903	2,814	12,088	8,385
Provision for income taxes	219	149	493	440
EBITDA	$(15,798)	$(9,648)	$(44,558)	$(25,201)

Stock-based compensation expense	$16,196	$8,496	$43,857	$21,797
Acquisition-related expenses	190	21	551	379
Litigation-related expenses	1,404	209	2,532	661
Other expense, net	375	1,180	1,635	1,372
Adjusted EBITDA	$2,367	$258	$4,017	$(992)

Reconciliation of Total Revenue to Billings

(In thousands)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014

Total revenue	$69,149	$50,311	$190,458	$139,413

Deferred revenue
Ending	199,756	143,384	199,756	143,384
Beginning	183,941	131,563	162,675	123,983
Net Change	15,815	11,821	37,081	19,401
Less:
Deferred revenue contributed by acquisitions	—	—	(700)	—
Billings	$84,964	$62,132	$226,839	$158,814

Reconciliation of GAAP Cash Flows from Operations to Free Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September,		September 30,
	2015	2014	2015	2014

GAAP cash flows provided by operating activities	$23,936	$8,646	$37,489	$5,824
Less:
Purchases of property and equipment	(7,700)	(4,372)	(18,127)	(10,395)
Non-GAAP free cash flows	$16,236	$4,274	$19,362	$(4,571)

MEDIA CONTACT:	INVESTOR CONTACT:
PATRICIA HOGAN	SETH POTTER
PROOFPOINT, INC.	ICR, INC. FOR PROOFPOINT, INC.
408-763-3863	646-277-1230
PHOGAN@PROOFPOINT.COM	SETH.POTTER@ICRINC.COM